Exhibit 99.1

August 1, 2016

To:	General (Ret.) H. Hugh Shelton James M. Whitehurst

Cc: Michael Cunningham

I will not seek reelection to the Red Hat board of directors so I can focus my efforts in my role as CEO of Eastman Kodak Company.

It has been a privilege to serve Red Hat shareholders along with you and my fellow directors since 2008 and am pleased that Red Hat has delivered exceptional revenue and cash flow growth while market capitalization increased from approximately $3.9 billion to $13.6 billion during this period.

I have enjoyed working closely with Red Hat employees, management and board members and want to thank the Red Hat team for their strong efforts and professionalism during my tenure on the Board.

-Jeff Clarke